Exhibit 10.93

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February 9, 2007
As of December 31, 2006

Paul FitzPatrick
83 Havemeyer Pl.
Greenwich, CT 06830

Dear Paul:

This will confirm our agreement regarding your departure from Crown Media Holdings, Inc. (hereafter “Crown” or “the company”) and its affiliated companies, effective December 31, 2006, and the corresponding termination, by mutual consent, of your Employment Agreement with Crown dated as of August 8, 2006, (the “Employment Agreement”).

In consideration for your performance of the obligations described below, Crown agrees to pay you a Performance Bonus for calendar 2006, calculated in accordance with Paragraph 3(c) of your Employment Agreement. As Paragraph 3(c) of the Employment Agreement provides, this bonus will be paid on the date in 2007 that Crown designates for payment of bonuses to its employees in general.

This bonus will be subject to any payroll deductions required by law and shall not be included in calculating any benefits under the Crown benefit plans.

In return for the above payment, you agree:

(i) To sign and return a copy of this letter. You acknowledge that you have been given a minimum of 21 days from the date you first received this letter in which to consult an attorney and consider whether you want to accept and sign this Agreement. The Agreement will become effective on the eighth day after you sign it and you have the right to revoke the Agreement during the seven day period after you sign it. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period.

(ii) To be reasonably available, through February 28, 2007, for phone consultation on Hallmark Channel affiliation issues and questions relating to other areas for which you were responsible at Crown. In addition, you will submit such letters of resignation from any Crown subsidiary of which you were an officer, as Crown may reasonably require.

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(iii) You, on behalf of yourself and your heirs, representatives and assigns, hereby release and discharge Crown, its parent companies, their predecessors, subsidiaries and divisions, and all of their respective current and former directors, officers, shareholders, successors, agents, representatives and employees of each, from any and all claims you ever had, now have, or may in the future assert regarding any matter occurring prior to December 31, 2006, including, without limitation, all claims, demands, damages costs and expenses regarding your employment or the resignation of your employment with Crown (including any rights and claims under the Age Discrimination in Employment Act and any other employment discrimination claims), any contract claim (express or implied), any tort, any claim for wages or benefits, any claim for breach of a fair employment practice law or any breach of any other local, stale or federal law, statute, ordinance, regulation or provision.

(iv) It is understood and agreed that this is a full and final release covering all known or unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of execution of this Agreement arising out of or related, directly or indirectly, to your employment, or separation from employment with Crown, as well as any alleged losses, wrongs, injuries, debts, claims or damages now known or disclosed which have arisen, or may arise as a result of any act or omission.

(iv) Except as provided herein, you acknowledge that you are owed no additional compensation in connection with your resignation and that Crown will have no obligation to provide you at any time in the future any payments or benefits, other than those provided for in this Agreement and vested benefits under Crown’s benefit plans, pursuant to the terms of the plans. You acknowledge and agree that the payments and benefits you receive under this Agreement supersede and replace any rights you may have had or could have under any severance pay plan in existence now or in the future at Crown.

(v) You agree that any confidential information which you acquired during your employment with Crown or any predecessor or parent companies shall not be disclosed, either directly or indirectly, to any other person or used in a manner detrimental to the interests of Crown, its parent companies, predecessors or other related entities. You further agree not retain any business records or documents relating to any activity of Crown or any of its parents, predecessor, subsidiary or affiliated companies, and to return and not retain any property belonging to any of these entities.

(vi) Neither you nor anyone acting on your behalf shall publicize, disseminate or otherwise make known the monetary terms of this Agreement, directly or indirectly, to any other person, except for those rendering professional financial or legal advice, to your immediate family, or unless required to do so by court order or other compulsory process of law. Notwithstanding the foregoing, you may disclose any aspects of the agreement which become public as a result of required SEC filings by Crown.

(vii) You agree to cooperate with Crown in the defense of any legal matter, in the preparation and production of evidence and in providing testimony in any judicial or administrative proceeding pending now or in the future that involves allegations arising during the period of your employment provided that Crown will reimburse you pursuant to its business travel expense policy for your reasonable business travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

(viii) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law rules.

(ix) You recognize that your complete and total release and discharge of Crown as provided herein is an indispensable part of Crown’s agreement to pay you the amounts set forth above and which you would otherwise not be entitled to, and it is understood that if you hereafter institute any claim, arbitration, lawsuit, action, investigation, grievance, complaint, charge, demand or other proceeding of the kind described in the paragraphs above, or breach the additional obligations set forth in this Agreement, Crown may discontinue or demand repayment of the compensation and benefits paid under this Agreement.

(x) In the event that you ever contest the enforceability of this Agreement, in whole or in part, the entire amounts paid or payable by Crown under this Agreement shall become immediately due and payable to Crown and any further such payments shall cease. In the event you ever make such challenge, Crown will have and may pursue its legal remedies for such prior payments.

(xi) This Agreement does not constitute an admission by Crown of any violation of any law, whether federal, state, local or administrative statute, ordinance, regulation or provision.

(xii) The terms and provisions of this Agreement are severable and if any term or provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other term or provision.

(xiii) This letter sets forth the entire agreement between you and Crown and supersedes any and all prior oral or written agreements or understandings between you and Crown, including, but not limited to the Employment Agreement and the letter agreement with Crown dated June 8, 2006 relating to your services as interim CEO. This Agreement cannot be modified except by a further writing signed by you and an authorized representative of Crown.

You also acknowledge that you have received the additional amount of $93,835.20 for 38 days accrued but unused vacation and personal time and that this pay is compensation for all accrued vacation and personal time that may be due to you now or in the future.

Crown, on behalf of itself, its parent companies, subsidiaries and divisions hereby releases and discharges you from any and all claims any of them ever bad, now has, or may in the future assert regarding your employment by Crown or your departure from Crown, which are based on facts or circumstances which Crown or its executive officers knew prior to December 31, 2006 or should have reasonably known.

If the foregoing correctly and fully reflects our Agreement, please confirm your agreement by signing duplicate originals in the space designated below.

Very truly yours,
Crown Media Holdings, Inc.
By:	C. Stanford
Name:	Charles Stanford
Title:	EVP, General Counsel

I am fully aware of and understand this Agreement’s contents and I am entering into this Agreement knowingly, voluntarily, willfully and free form any coercion or duress.

ACCEPTED & AGREED:

By:	/s/ Paul FitzPatrick	Date:	February 9, 2007
Paul FitzPatrick